Exhibit 5.1

274 BROADWAY COSTA MESA, CA 92627 TEL 310.985.1034 EMAIL SDOESQ@GMAIL.COM

January 8, 2025

Medical Exercise Inc.

11951 US-1, Suite 105

North Palm Beach FL 33408

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Medical Exercise Inc., a Florida corporation (“Company”) for the limited purpose of rendering this opinion in connection with the proposed sale of up to 2,222,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”) to be sold by certain selling stockholders (collectively the “Selling Stockholders”) pursuant to the Company’s Registration Statement on Form S-1 and the prospectus included therein (collectively the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and relied upon the Registration Statement, the Company’s Articles of Incorporation, its Bylaws, certain resolutions and actions of the Company’s Board of Directors relating to the issuance of the Shares and registration of the Shares under the Act, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the issuance of the Shares was duly authorized and the Shares were validly issued, and are fully paid and nonassessable.

This opinion letter is opining upon and is limited to the Florida Business Corporation Act of the State of Florida and the federal laws of the United States of America, and I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of my name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Scott D. Olson Esq.
Scott D. Olson Esq.